Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	Raymond Chabot Grant Thornton LLP Suite 2000 National Bank Tower 600 De La Gauchetière Street West Montréal, Quebec H3B 4L8 Telephone: 514-878-2691 Fax: 514-878-2127 www.rcgt.com

We have issued our reports dated March 9, 2016 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report on Form 20-F for the year ended December 31, 2015 of Intertape Polymer Group Inc., which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2014 Deferred Share Unit Plan of Intertape Polymer Group Inc. of the aforementioned reports.

1

Montréal, Canada

June 9, 2016

1 CPA auditor, CA, public accountancy permit No. A120795

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